Exhibit 99.1

BWX Technologies Announces Pricing of Senior Notes Offering

(LYNCHBURG, Virginia - May 18, 2018) - BWX Technologies, Inc. (NYSE:BWXT) (“BWXT”) announced today that it has priced its previously announced offering of $400.0 million aggregate principal amount of 5.375% senior notes due 2026 (the “Notes”) in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Notes will be guaranteed by each of BWXT’s present and future direct and indirect wholly owned domestic subsidiaries that is a guarantor under the New Credit Facility (as defined below).

Additionally, in connection with the Notes offering, BWXT intends to enter into an $800.0 million senior secured credit agreement that includes a $500.0 million revolving credit facility due 2023 (the “New Revolving Credit Facility”), a $50.0 million senior secured term loan A due 2023 (the “New USD Term Loan”) and a $250.0 million (U.S. dollar equivalent) Canadian dollar senior secured term loan A due 2023 (the “New CAD Term Loan” and, together with the New Revolving Credit Facility and New USD Term Loan, the “New Credit Facility”). BWXT intends to use the net proceeds from the offering of the Notes, together with borrowings under the New Credit Facility, (1) to repay in full all indebtedness outstanding under its existing senior secured credit agreement consisting of (a) a $400.0 million revolving credit facility, (b) a $300.0 million term loan facility, (c) a $137.5 million (U.S. dollar equivalent) Canadian dollar term loan facility and (d) a $112.5 million term loan facility, (2) to pay all related fees and expenses, and (3) the remaining, if any, for general corporate purposes. The consummation of the offering of the Notes is expected to be completed on May 24, 2018, subject to customary closing conditions.

The Notes and the related guarantees have not been registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements
BWXT cautions that this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the anticipated terms of the offering of the Notes, the current expectations and beliefs as to the consummation of the offering of the Notes, the potential entry into the New Credit Facility, the repayment of the existing borrowings under the senior secured credit agreement and the other expected use of proceeds. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally, market demand for the Notes, and the ability to obtain financing on attractive terms. If one or more of these or other risks materialize, actual results may vary materially from those expected.

For a more complete discussion of other risk factors, see BWXT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About BWXT
Headquartered in Lynchburg, Va., BWX Technologies, Inc. (NYSE:BWXT) is a leading supplier of nuclear components and fuel to the U.S. government; provides technical and management services to support the U.S. government in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components, services and fuel for the commercial nuclear power industry. With approximately 6,100 employees, BWXT has nine major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and two NASA facilities.

Investor Contact:	Media Contact:
Alan Nethery	Jud Simmons
Vice President and Chief Investor Relations Officer	Director, Media and Public Relations
980-365-4300	434-522-6462
investors@bwxt.com	hjsimmons@bwxt.com